STOCK purchase Agreement (Affiliate)

THIS

AGREEMENT

made

the

3rd day of April, 2002 between:

Jeffrey Taylor

500 N. Rainbow Blvd., Suite 300,

Las Vegas, Nevada, 89107 ("Taylor"); and

Crown Taylor

500 N. Rainbow Blvd., Suite 300,

Las Vegas, Nevada, 89107 ("Crown")

(collectively,

the

"Sellers")

AND

Cubix Investments Ltd.,

Sofia House, 48 Church Street, P.O. Box HM 1617

Hamilton, Bermuda, HM GX (

the

"Purchaser").

WHEREAS:

  Taylor and Crown are respectively the owners of shares of common stock, par value $0.01 per share (the "Common Stock"), of Nation Energy Inc., a Delaware corporation (the "Company"); and

  The Sellers collectively propose to sell to the Purchaser an aggregate of 1,400,000 shares of Common Stock of the Company (the "Purchased Shares"), consisting of 400,000 Purchased Shares from Crown and 1,000,000 Purchased Shares from Taylor, on the terms set forth herein.

In consideration of the premises, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

  Purchase and Sale

    The Sellers hereby agree to sell, assign, transfer and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Sellers, the Purchased Shares at an aggregate purchase price of US$1,000,000 (the "Purchase Price"), payable as to US$714,300 to Taylor and US$285,700 to Crown.

    The closing of the purchase and sale of the Purchased Shares (the "Closing") shall take place on the date hereof (the "Closing Date"), or such other date as mutually agreed to by the parties hereto.

  REPRESENTATIONS AND WARRANTIES OF the SELLERS

    The Sellers, jointly and severally, represent and warrant to the Purchaser that:

      immediately prior to and at the Closing, the Sellers shall be the legal and beneficial owner of their respective Purchased Shares and on the Closing Date, the Sellers shall transfer to the Purchaser the Purchased Shares free and clear of all liens, restrictions, covenants or adverse claims of any kind or character;

      the Sellers have the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Sellers hereunder and to consummate the transactions contemplated hereby; and

      the Sellers are, or have been during the past ninety (90) days, an officer, director, 10% or greater shareholder or "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the United States Securities Act of 1933, as amended (the "Securities Act").

  REPRESENTATIONS AND WARRANTIES OF the purchaser

    The Purchaser represents and warrants to the Seller that the Purchaser:

      has the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated;

      understands and agrees that offers and sales of any of the Purchased Shares prior to the expiration of a period of one year after the date of completion of the transfer of the Purchased Shares (the "Restricted Period") as contemplated in this Agreement shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Restricted Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom;and is acquiring the Purchased Shares as principal for its own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Purchased Shares.

  MISCELLANEOUS

    The parties hereto acknowledge that they have obtained independent legal advice with respect to this Agreement and acknowledge that they fully understand the provisions of this Agreement.

    This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

    Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

Each of the parties hereto has executed this Agreement to be effective as of the day and year first above written.

WITNESSED BY: /s/ Tina M. McCombs Name 500 N. Rainbow Blvd. #300 Address Las Vegas, NV 89107 Office Manager Occupation	) ) ) ) ) ) ) ) ) )	/s/ Jeffrey Taylor JEFFERY TAYLOR

CROWN TAYLOR

/s/ Jeffrey Taylor

Authorized Signatory

CUBIX INVESTMENTS LTD.

/s/ Signed

Authorized Signatory